UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2006

GTSI Corp.

Incorporated in Delaware

Commission File No. 0-19394

I.R.S. Employer Identification No. 54-1248422

3901 Stonecroft Boulevard

Chantilly, Virginia 20151-1010

(703) 502-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:

This Form 8-K/A is being filed as an amendment to the Current Report on Form 8-K that was filed by GTSI Corp. (the “Company”) on March 16, 2006, reporting, among other disclosures, that the Company had concluded that the previously issued consolidated financial statements included in the Company’s reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005, as amended, should no longer be relied upon, in part, because of revenue recognition issues. This Form 8-K/A provides additional information concerning the revenue recognition issues previously disclosed. This Form 8-K/A replaces the entire Current Report on Form 8-K filed, on March 16, 2006.

The Company subsequently disclosed in a Current Report on Form 8-K filed on April 7, 2006 that the unaudited consolidated financial statements and other financial information for the quarter ended March 31, 2005 could no longer be relied upon.

Note also that the previously issued unaudited consolidated financial statements and other financial information for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005 have been restated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. This Annual Report was filed with the Securities and Exchange Commission on April 12, 2006.

Item 4.02                                             Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On December 30, 2005, GTSI Corp. (the “GTSI” or “Company”) issued a press release announcing that inventory valuation issues, primarily caused by enterprise resource planning software system problems, would result in an adjustment of the Company’s accounting reserve associated with the liquidation of excess and obsolete inventory, and that it would be necessary to determine if these inventory adjustments, which ranged from an estimated $4 million to $6 million, were applicable to prior periods. The Company has determined that the cost basis of inventory should be reduced by approximately $5.6 million as of December 31, 2005. Of this adjustment, approximately $1.6 million is applicable to the quarter ended June 30, 2005, $0.4 million is applicable to the quarter ended September 30, 2005 and the $3.6 million balance is applicable to the quarter ended December 31, 2005. These reductions to the cost basis of inventory have a corresponding increase in the cost of sales for the related periods, thereby reducing net income.

The above mentioned conclusions regarding excess and obsolete inventory were based on the Company’s research and testing of its inventory to identify the accounts affected by the enterprise resource planning software system problems referenced above. The purpose of the testing was to determine with reasonable accuracy the proper inventory adjustments for each period in 2005.

In addition to the adjustment to inventory discussed above, the Company identified several issues that impacted revenue recognition in the proper quarterly periods and determined corrections were necessary for arrangements with multiple deliverables, professional service transactions, leasing arrangements, specific sales returns and customer acceptance clauses, as well as for accruing sales returns allowances for increased customer returns. In addition, the implementation of GTSI’s new information technology platform in April 2005 resulted in errors in the timing of recording revenue and the related costs of sales when products were delivered to GTSI’s customers directly from its vendors.

As a result of testing of the internal controls over financial reporting and the year-end closing process, the Company’s officers concluded on March 14, 2006, that the Company’s unaudited consolidated financial statements included in the Company’s reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005, as amended, should no longer be relied upon because of revenue recognition issues and the reduction in the cost basis of inventory mentioned above. The previously issued unaudited consolidated financial statements and other financial information for the quarterly periods ended June 30, 2005 and September 30, 2005 will be restated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

The Audit Committee and Management of the Company have discussed the matters referenced above, including the restatement of the Company’s unaudited condensed consolidated financial statements included in the Company’s Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005, with the Company’s independent registered public accountants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GTSI Corp.

By:	/s/ Thomas A. Mutryn
Thomas A. Mutryn
Senior Vice President and CFO

Date:  April 14, 2006